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                                   EXHIBIT 11

                               EARNINGS PER SHARE

                        CORN PRODUCTS INTERNATIONAL, INC.
                            COMPUTATION OF NET INCOME
                           PER SHARE OF CAPITAL STOCK

                                   (UNAUDITED)


(ALL FIGURES ARE IN MILLIONS EXCEPT PER SHARE DATA )     THREE MONTHS ENDED    SIX MONTHS ENDED
                                                            JUNE 30, 1999        JUNE 30, 1999
                                                         ------------------    ----------------
Average shares outstanding - Basic                             37.3                  37.3

Effect of dilutive securities:
    Stock options                                               0.1                   0.1
                                                         ------------------    ----------------
Average share outstanding - Assuming dilution                  37.4                  37.4
                                                         ==================    ================


Net income                                                     21.7                  37.5

Earnings per share
    Basic                                                     $0.58                 $1.00
    Dilutive                                                  $0.58                 $1.00
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